Exhibit 99.1

November 1, 2011

Gary E. McCullough

[Address redacted]

Dear Mr. McCullough:

Pursuant to this letter agreement (this “Agreement”), you acknowledge and agree that, effective October 31, 2011, you have irrevocably resigned from (i) your employment with Career Education Corporation (the “Company”), CEC Employee Group, LLC (“Employee Group”), and, to the extent applicable, with their respective direct and indirect subsidiaries, affiliates, companies, divisions, units, schools, and affiliated schools (collectively, the “Company Affiliates”) and (ii) any officer and/or director positions held with the Company, Employee Group and/or any Company Affiliates. You also agree to execute such other documents and take such other actions as may be necessary or desirable to further effectuate the foregoing.

The Company acknowledges and agrees that notwithstanding these resignations, you are and remain entitled to all rights and benefits under the Employment Agreement by and among you, the Company, and Employee Group, dated March 5, 2007 and amended December 29, 2008 (the “Employment Agreement”), as if your employment had been terminated by the Company without Cause, as provided in Section 3.4 of the Employment Agreement, on October 31, 2011, subject to the requirements of Section 2.4(e) and all other applicable provisions of the Employment Agreement. This Agreement by the Company to treat your resignation as entitling you to all rights and benefits of the Employment Agreement as if the Company had terminated your employment without Cause is consistent with the resolutions approved by the Company’s Board of Directors on October 31, 2011.

Both you and the Company agree to work expeditiously and in good faith to negotiate and conclude a separation agreement and general release. Such agreement shall include outplacement services to you, subject to a cap of $100,000.

This Agreement is subject to all provisions of the Employment Agreement, including, but not limited to, Section 6.5 (Arbitration). Any disputes as to the meaning of or compliance with this Agreement shall be resolved under the same procedures for arbitration as provided in Section 6.5 of the Employment Agreement and the provisions of Section 6.13 and 6.14 of the Employment Agreement shall be applicable to this Agreement.

The parties have reached this Agreement in mutual effort to address severe time pressures and it is their intent that this Agreement be interpreted in a such a way as to carry out the underlying purposes of this Agreement.

CAREER EDUCATION CORPORATION

/x/ Jeffrey D. Ayers
Name:	Jeffrey D. Ayers
Title:	Senior Vice President, General Counsel & Corporate Secretary

/x/ Gary E. McCullough
Gary E. McCullough

DATED: November 1, 2011

Cc: [Names and addresses redacted]